EQUITRANS MIDSTREAM ANNOUNCES FULL-YEAR and
FOURTH QUARTER 2023 RESULTS
Canonsburg, PA (February 20, 2024) – Equitrans Midstream Corporation (NYSE: ETRN), today, announced financial and operational results for the full-year and fourth quarter 2023. Included in the "Non-GAAP Disclosures" section of this news release are important disclosures regarding the use of non-GAAP supplemental financial measures, including information regarding their most comparable GAAP financial measure.
2023 Highlights:
•Reported $454.8 million of net income and $1.1 billion of Adjusted EBITDA
•Generated $1.0 billion of net cash from operating activities
•Recorded ~70% of total operating revenue from firm reservation fees
•Achieved ~8% transmission pipeline throughput growth versus 2022
•Achieved ~29% water operating revenue growth versus 2022
•Fiscal Responsibility Act of 2023 enacted in June 2023; provisions for 'Expediting Completion of the MVP'
•Signed precedent agreements collectively providing 550 MMcf per day firm capacity in support of an amended Southgate project
"Following enactment of the Fiscal Responsibility Act of 2023, we have made substantial construction progress on the Mountain Valley Pipeline, and the major tasks to complete the pipeline continue to narrow,” said Diana M. Charletta, president and chief executive officer for Equitrans Midstream. “As we exited 2023, we continued to track to our prior guidance, despite challenging construction conditions causing lower productivity than forecasted. Along with unforeseen construction challenges, throughout much of January, construction crews encountered adverse weather conditions, including precipitation well above 20-year averages. While our construction plans took into account the potential effects of winter weather, these conditions were far worse and longer in duration than anticipated, imposing a significant impact on productivity, which, in turn, impeded our ability to reduce construction headcount. Collectively, these factors resulted in our updated timing and total project cost targets. ETRN is now targeting construction completion and commissioning in the second quarter of 2024, at a total estimated project cost ranging from approximately $7.57 billion to approximately $7.63 billion."
Charletta continued, “As our teams continue to look for ways to optimize and grow our asset base, we are pleased with the strong results our business once again delivered for our stakeholders. Notably, we made significant progress on our in-basin organic projects, including the Ohio Valley Connector Expansion and a booster compression project for a producer customer, both of which are targeted for in-service in the first half of 2024, and we continued the build out of our mixed-use water system. Looking ahead, our well-integrated and strategically located system of gathering, transmission, and water assets is uniquely positioned to capture the benefits of MVP’s in-service.”
"Our Board of Directors has been engaged in a process with third parties that have expressed interest in strategic transactions with our Company,” said Thomas F. Karam, Equitrans’ executive chairman. “This interest is not surprising given the expected near-term completion of MVP, and our view of the strength of our underlying assets. Our board has engaged outside advisors and the process is ongoing. There is no guarantee that any transaction will result from this process. The organization’s top priority remains safely bringing MVP into service and continuing to provide superior service to our customers."

2023 YEAR-END AND FOURTH QUARTER SUMMARY RESULTS

	Three Months Ended December 31,	Year Ended December 31,
$ millions (except per share metrics)	2023	2023
Net income attributable to ETRN common shareholders	$134.2	$386.7
Adjusted net income attributable to ETRN common shareholders	$138.9	$398.4
Earnings per diluted share attributable to ETRN common shareholders	$0.31	$0.89
Adjusted earnings per diluted share attributable to ETRN common shareholders	$0.32	$0.91
Net income	$150.0	$454.8
Adjusted EBITDA	$272.0	$1,056.1
Deferred revenue	$87.6	$329.3
Net cash provided by operating activities	$291.2	$1,016.1
Free cash flow	$(240.6)	$(128.6)
Retained free cash flow	$(305.5)	$(388.5)
Net income attributable to ETRN common shareholders for the fourth quarter 2023 was impacted by several items, including a $5.9 million unrealized loss on derivative instruments. The unrealized loss is reported within other (expense) income, net, and relates to the contractual agreement with EQT Corporation (EQT) in which ETRN will receive cash from EQT conditioned on the quarterly average of certain Henry Hub natural gas prices exceeding certain thresholds beginning with the quarter in which the Mountain Valley Pipeline (MVP) is placed in-service through the fourth quarter of 2024. The contract is accounted for as a derivative with the fair value marked-to-market at each quarter-end. Additionally, ETRN reported fourth quarter equity income of $77.6 million, which is primarily associated with allowance for funds used during construction (AFUDC) related to resuming MVP forward construction in 2023.
For the full-year 2023, net income attributable to ETRN common shareholders was impacted by several items, including $9.4 million of operating expense related to the November 2022 Rager Mountain natural gas storage field incident; a $7.8 million write-down of a contract asset in the water segment; a $1.5 million unrealized gain on derivative instruments related to the previously described contractual agreement with EQT; and $175.2 million of equity income.
As a result of the gathering agreement entered into with EQT in February 2020, revenue from the contracted minimum volume commitment (MVC) is recognized utilizing an average gathering rate applied over the remaining contract life. The difference between the cash received from the MVC and the revenue recognized results in the deferral of revenue into future periods. Deferred revenue for the fourth quarter 2023 was $87.6 million and for the full-year 2023 was $329.3 million.
Operating revenue for the fourth quarter 2023 increased by $5.4 million compared to the same quarter last year, primarily as a result of increased gathered volumes, partially offset by lower water volumes. Operating expenses were relatively flat compared to the fourth quarter 2022, due to a $7.7 million decrease in expenses related to the Rager Mountain natural gas storage field incident compared to the fourth quarter 2022, offset by a $5.8 million increase in selling, general and administrative expenses in the fourth quarter 2023, due to an increase in personnel costs, and increased depreciation expenses.
Operating revenue for the full-year increased by $36.2 million compared to 2022, primarily from increased transmission revenues, including a one-time transmission customer contract buyout of $23.8 million; a one-time gathering customer contract buyout of $5.0 million; and increased water service revenue, partially offset by lower gathering revenues due to lower volumetric-based gathered volumes. Operating expenses increased by $89.4 million compared to 2022 due to increased selling, general, and administrative expenses and operating and maintenance expenses, primarily due to higher incentive compensation, including an increase in personnel costs related to the MVP performance award program, as well as an increase in water expenses, including the $7.8 million write-down of a contract asset, and increased depreciation expenses.

QUARTERLY DIVIDEND
For the fourth quarter 2023, ETRN paid a quarterly cash dividend of $0.15 per common share on February 14, 2024 to ETRN common shareholders of record at the close of business on February 6, 2024.
TOTAL CAPITAL EXPENDITURES AND CAPITAL CONTRIBUTIONS

	Three Months Ended December 31,	Year Ended December 31,
$ millions	2023	2023
MVP	$409	$689
Gathering(1)	$66	$253
Transmission(2)	$30	$85
Water	$14	$46
Total	$519	$1,073
(1)Excludes approximately $2.8 million and $14.3 million of capital expenditures related to the noncontrolling interest in Eureka Midstream Holdings, LLC (Eureka) for the three months and year ended December 31, 2023, respectively.
(2)Includes capital contributions to MVP JV for the Southgate project.

2024 GUIDANCE
Full-Year 2024 Financial Outlook(1)

$ millions
Net income	$375 - $455
Adjusted EBITDA	$1,235 - $1,315
Deferred Revenue	$145
Free cash flow	$(145) - $(65)
Retained free cash flow	$(405) - $(325)
(1)Assumes MVP construction completion by 5/31/2024 and accordingly MVP and MVP-related firm capacity contractual obligations would commence 6/1/2024 (with certain MVC step ups and gathering fee relief under ETRN's February 2020 gas gathering agreement with EQT Commencing 4/1/2024). Does not include any of the potential $60 million Henry Hub bonus in 2024, which is dependent on MVP in-service and natural gas prices exceeding certain thresholds. The deferred revenue amounts are subject to the ultimate in-service date of MVP.
Q1 2024 Financial Outlook(1)

$ millions
Net income	$120 - $140
Adjusted EBITDA	$265 - $285
Deferred Revenue	$60
(1)Assumes MVP construction completion by 5/31/2024 and accordingly MVP and MVP-related firm capacity contractual obligations would commence 6/1/2024 (with certain MVC step ups and gathering fee relief under ETRN's February 2020 gas gathering agreement with EQT Commencing 4/1/2024). The deferred revenue amounts are subject to the ultimate in-service date of MVP.

Full-Year 2024 Capital Expenditures and Capital Contribution Outlook(1)

$ millions
MVP(1)	$540 - $575
Gathering(2)	$210 - $260
Transmission(3)	$75 - $85
Water	$25 - $35
Total	$850 - $955
(1)Assumes MVP construction completion by 5/31/2024.
(2)Excludes approximately $15 million of capital expenditures related to the noncontrolling interest in Eureka.
(3)Includes capital contributions to MVP JV for the Southgate project.

BUSINESS AND PROJECT UPDATES
Executive Succession
Effective January 1, 2024, Diana M. Charletta assumed the role of president and chief executive officer, succeeding Thomas F. Karam, who became ETRN's executive chairman. Both Ms. Charletta and Mr. Karam continue to serve as members of the Equitrans Midstream Corporation Board of Directors.
Mr. Karam served as chief executive officer since September 2018 and was appointed chairman of the board in July 2019. Ms. Charletta served as chief operating officer since September 2018, was appointed president and chief operating officer in July 2019, and was appointed to the board in April 2022.
Mountain Valley Pipeline
Mountain Valley Pipeline, LLC (the MVP JV) has made substantial progress on the MVP project after resuming construction in late summer 2023. The pace of forward progress, however, slowed at the end of 2023 through early 2024 as a result of unforeseen challenging construction conditions, combined with unexpected and substantially adverse winter weather conditions throughout much of January. As a result, the MVP JV retained a higher than planned contractor headcount through January, and into February, to maintain the right of way and address weather-induced issues, and also to be in a position to improve the pace of forward progress as soon as conditions became more favorable. While productivity has since improved at the end of January and into February, the combined effect of these unforeseen challenges significantly slowed the previously anticipated pace of construction and adversely affected project cost. As a result, ETRN is now targeting MVP project completion and commissioning in the second quarter of 2024, at a total estimated project cost ranging from approximately $7.57 billion to approximately $7.63 billion (excluding AFUDC).
Through December 31, 2023, ETRN had funded approximately $3.4 billion to the MVP JV for the MVP project. If the MVP project were to be completed in the second quarter of 2024 and at a total project cost ranging from approximately $7.57 billion to approximately $7.63 billion (excluding AFUDC), the Company expects its equity ownership in the MVP project would progressively increase from approximately 48.4% to approximately 49.0%, and expects it would incur a total of approximately $4.0 billion over the project’s construction, inclusive of approximately $245 million in excess of the Company’s ownership interest.
Strategic Process
The Company’s Board of Directors has been engaged in a process with third parties that have expressed interest in strategic transactions involving the Company. The board has engaged outside advisors and the process is ongoing. There is no assurance that such process will result in the execution, approval or completion of any specific transaction or outcome.

Ohio Valley Connector Expansion Project
During the third quarter 2023, ETRN commenced construction of the Ohio Valley Connector Expansion (OVCX) project. OVCX will increase deliverability on ETRN's Ohio Valley Connector pipeline by approximately 350 MMcf per day and is designed to meet growing demand in key markets in the mid-continent and Gulf Coast through existing interconnects with multiple long-haul pipelines in Clarington, OH. ETRN expects to invest a total of approximately $160 million in the project, including approximately $40 million in 2024. The project is primarily supported by long-term firm capacity commitments of 330 MMcf per day, and ETRN is targeting the incremental capacity to be placed in-service during the second quarter of 2024.
Southgate Project
In late December 2023, the MVP JV entered into precedent agreements with each of Public Service Company of North Carolina, Inc. and Duke Energy Carolinas, LLC, which contemplate an amended Southgate project that would extend from the terminus of MVP in Pittsylvania County, VA to planned new delivery points in Rockingham County, NC. The precedent agreements, among other things, collectively provide for 550 MMcf per day of firm capacity commitments. The MVP JV recently completed an open season for the Southgate project and expects to finalize the project scope in the coming months.
The project is estimated to cost approximately $370 million, excluding AFUDC and certain costs incurred for purposes of the original project, and is targeted for completion in June 2028. ETRN is expected to operate Southgate and owned a 47.2% interest in Southgate as of December 31, 2023.
Fifth Amendment to Revolving Credit Agreement
On February 15, 2024, EQM Midstream Partners, LP (EQM), a wholly owned subsidiary of ETRN, entered into an amendment to its Third Amended and Restated Credit Agreement to, among other things, amend the financial covenant, such that the Consolidated Leverage Ratio (as defined in the Amended EQM Credit Facility) (i) as of March 31, 2024, cannot exceed 6.00 to 1.00, (ii) as of June 30, 2024, cannot exceed 6.25 to 1.00, (iii) as of September 30, 2024, cannot exceed 5.85 to 1.00 and (iv) as of the end of each fiscal quarter thereafter, cannot exceed 5.50 to 1.00.
Outstanding Debt and Liquidity
As of December 31, 2023, ETRN reported $6.3 billion of consolidated debt; $915.0 million of borrowings and $105.8 million of letters of credit outstanding under EQM's revolving credit facility; $315.0 million of borrowings under Eureka's revolving credit facility; and $258.9 million of cash.
2023 Year-End Earnings Conference Call Information
ETRN will host a conference call with security analysts today, February 20, 2024, at 10:30 a.m. (ET) to discuss year-end 2023 financial results, operating results, and other business matters.
Call Access: A webcast/audio live stream of the call will be available on the internet, and participants are encouraged to pre-register online, in advance of the call. A link to the webcast/audio live stream will be available on the Investors page of ETRN’s website the day of the call.
Security Analysts :: Dial-In Participation
To participate in the Q&A session, security analysts may access the call in the U.S. toll free at (888) 330-3573; and internationally at (646) 960-0677. The ETRN conference ID is 6625542.
All Other Participants :: Webcast/Audio Live Stream Registration
Please Note: For optimal audio quality, the webcast is best supported through Google Chrome and Mozilla Firefox browsers.
Call Replay: For 14 days following the call, an audio replay will be available at (800) 770-2030 or (647) 362-9199. The ETRN conference ID: 6625542.
ETRN management speaks to investors from time-to-time and the presentation for these discussions, which is updated periodically, is available via www.equitransmidstream.com.

NON-GAAP DISCLOSURES
Adjusted Net Income Attributable to ETRN Common Shareholders and Adjusted Earnings per Diluted Share Attributable to ETRN Common Shareholders
Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders are non-GAAP supplemental financial measures that management and external users of ETRN’s consolidated financial statements, such as industry analysts and investors, may use to make period-to-period comparisons of earnings trends. Management believes that adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders as presented provide useful information for investors for evaluating period-over-period earnings. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders should not be considered as alternatives to net income (loss) attributable to ETRN common shareholders, earnings (loss) per diluted share attributable to ETRN common shareholders or any other measure of financial performance presented in accordance with GAAP. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders have important limitations as analytical tools because they exclude some, but not all, items that affect net income (loss) attributable to ETRN common shareholders and earnings (loss) per diluted share attributable to ETRN common shareholders, including as applicable, unrealized gain (loss) on derivative instruments, expenses for the Rager Mountain natural gas storage field incident (Rager Mountain incident), contract asset write-down, and the related tax impacts of these items, which items affect the comparability of results period to period. Additionally, because these non-GAAP metrics may be defined differently by other companies in ETRN’s industry, ETRN’s definitions of adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders should not be viewed as indicative of the actual amount of net income (loss) attributable to ETRN common shareholders or actual earnings (loss) per diluted share of ETRN in any given period.
The table below reconciles adjusted net income attributable to ETRN common shareholders and adjusted earnings per diluted share attributable to ETRN common shareholders with net income (loss) attributable to ETRN common shareholders and earnings (loss) per diluted share attributable to ETRN common shareholders as derived from the statements of consolidated comprehensive income to be included in ETRN’s Annual Report on Form 10-K for the year ended December 31, 2023. Diluted weighted average common shares outstanding assumes dilution for each applicable period.

Reconciliation of Adjusted Net Income Attributable to ETRN Common Shareholders and Adjusted Earnings per Diluted Share Attributable to ETRN Common Shareholders

	Three Months Ended December 31,	Year Ended December 31,
(Thousands, except per share information)	2023	2023
Net income attributable to ETRN common shareholders	$134,242	$386,717
Add back (deduct):
Unrealized loss (gain) on derivative instruments	5,946	(1,531)
Rager Mountain incident	306	9,444
Contract asset write-down	—	7,800
Tax impact of non-GAAP items(1)	(1,622)	(4,075)
Adjusted net income attributable to ETRN common shareholders	$138,872	$398,355
Diluted weighted average common shares outstanding, assuming dilution	439,362	436,132
Adjusted earnings per diluted share attributable to ETRN common shareholders	$0.32	$0.91
(1)The adjustments were tax effected at ETRN’s federal and state statutory tax rate for each period including certain discrete valuation allowance adjustments as necessary.
Adjusted EBITDA
Adjusted EBITDA excludes the impact of certain non-operating income and expenses, non-cash items, and other items that ETRN believes are not indicative of ETRN's ongoing operations or affect the comparability of results period to period. As used in this news release, Adjusted EBITDA means, as applicable, net income (loss), plus income tax expense (benefit), net interest expense, depreciation, amortization of intangible assets, payments on the preferred interest in EQT Energy Supply, LLC (Preferred Interest), non-cash long-term compensation expense, expenses for the Rager Mountain incident, contract asset write-down, ETRN's proportional ownership of MVP JV adjusted EBITDA, realized gains on derivative instruments and less equity income, AFUDC-equity, unrealized gain (loss) on derivative instruments, and adjusted EBITDA attributable to noncontrolling interest. As used in this news release, MVP JV adjusted EBITDA means, as applicable, MVP JV net income plus net interest expense and depreciation.
The table below reconciles adjusted EBITDA with net income as derived from the statements of consolidated comprehensive income to be included in ETRN's Annual Report on Form 10-K for the year ended December 31, 2023.

Reconciliation of Adjusted EBITDA

	Three Months Ended December 31,	Year Ended December 31,
(Thousands)	2023	2023
Net income:	$150,039	$454,754
Add (deduct):
Income tax benefit	(4,528)	(18,823)
Net interest expense	111,949	426,884
Depreciation	70,603	279,386
Amortization of intangible assets	16,205	64,819
Preferred Interest payments	2,746	10,984
Non-cash long-term compensation expense	5,890	39,313
Rager Mountain incident	306	9,444
Contract asset write-down	—	7,800
Equity income	(77,597)	(175,215)
AFUDC – equity	(376)	(1,068)
Unrealized loss (gain) on derivative instruments	5,946	(1,531)
Adjusted EBITDA attributable to noncontrolling interest(1)	(9,212)	(40,649)
Adjusted EBITDA	$271,971	$1,056,098
(1)Reflects adjusted EBITDA attributable to noncontrolling interest associated with the third-party ownership interest in Eureka. Adjusted EBITDA attributable to noncontrolling interest for the three months ended December 31, 2023, was calculated as net income of $1.2 million plus depreciation of $3.2 million, plus amortization of intangible assets of $2.1 million, and plus interest expense of $2.7 million. Adjusted EBITDA attributable to noncontrolling interest for the year ended December 31, 2023, was calculated as net income of $9.5 million, plus depreciation of $12.8 million, plus amortization of intangible assets of $8.4 million, and plus interest expense of $9.9 million.
Free Cash Flow
As used in this news release, free cash flow means, as applicable, net cash provided by operating activities plus principal payments received on the Preferred Interest, distributions received from the MVP JV included in net cash provided by (used in) investing activities, and less net cash provided by operating activities attributable to noncontrolling interest, dividends paid to Series A Preferred Shareholders, capital expenditures (excluding the noncontrolling interest share (40%) of Eureka capital expenditures), capital contributions to MVP JV and distributions received from the MVP JV associated with MVP financing activities.
Retained Free Cash Flow
As used in this news release, retained free cash flow means free cash flow less dividends paid to common shareholders.
The table below reconciles free cash flow and retained free cash flow with net cash provided by operating activities as derived from the statements of consolidated cash flows to be included in ETRN's Annual Report on Form 10-K for the year ended December 31, 2023.

Reconciliation of Free Cash Flow and Retained Free Cash Flow

	Three Months Ended December 31,	Year Ended December 31,
(Thousands)	2023	2023
Net cash provided by operating activities	$291,218	$1,016,078
Add (deduct):
Principal payments received on the Preferred Interest	1,490	5,837
Net cash provided by operating activities attributable to noncontrolling interest(1)	(5,733)	(30,568)
ETRN Series A Preferred Shares dividends(2)	(14,628)	(58,512)
Capital expenditures(3)(4)	(103,969)	(372,004)
Capital contributions to MVP JV	(408,934)	(689,405)
Free cash flow	$(240,556)	$(128,574)
Less:
Dividends paid to common shareholders(5)	(64,990)	(259,920)
Retained free cash flow	$(305,546)	$(388,494)
(1)Reflects 40% of $14.3 million and $76.4 million, which was Eureka’s standalone net cash provided by operating activities for the three months and year ended December 31, 2023, respectively, which represents the noncontrolling interest portion for the three months and year ended December 31, 2023, respectively.
(2)Reflects cash dividends paid of $0.4873 and $1.9492 per ETRN Series A Perpetual Convertible Preferred Share for the three months and year ended December 31, 2023, respectively.
(3)Does not reflect amounts related to the noncontrolling interest share of Eureka.
(4)ETRN accrues capital expenditures when the work has been completed but the associated bills have not yet been paid. Accrued capital expenditures are excluded from the statements of consolidated cash flows until they are paid.
(5)Third quarter 2023 dividend of $0.15 per ETRN common share was paid during the fourth quarter 2023.
Adjusted EBITDA, free cash flow and retained free cash flow are non-GAAP supplemental financial measures that management and external users of ETRN's consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies, may use to assess:
•ETRN’s operating performance as compared to other publicly traded companies in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods
•The ability of ETRN’s assets to generate sufficient cash flow to pay dividends to ETRN’s shareholders
•ETRN’s ability to incur and service debt and fund capital expenditures and capital contributions
•The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
ETRN believes that adjusted EBITDA, free cash flow, and retained free cash flow provide useful information to investors in assessing ETRN's financial condition and results of operations. Adjusted EBITDA, free cash flow, and retained free cash flow should not be considered as alternatives to net income (loss), operating income, or net cash provided by operating activities, as applicable, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, free cash flow, and retained free cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income (loss), operating income and net cash provided by operating activities. Additionally, because these non-GAAP metrics may be defined differently by other companies in ETRN's industry, ETRN's definitions of adjusted EBITDA, free cash flow, and retained free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Free cash flow and retained free cash flow should not be viewed as indicative of the actual amount of cash that ETRN has available for dividends or that ETRN plans to distribute and are not intended to be liquidity measures.
ETRN is unable to provide a reconciliation of projected adjusted EBITDA from projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, or a reconciliation of projected free cash flow or retained free cash flow to net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. ETRN has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy. Net income (loss) includes the impact of depreciation expense, income tax expense (benefit), the impact of changes in the projected fair value of derivative instruments prior to settlement, potential changes in estimates for certain contract liabilities and unbilled revenues and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, a reconciliation of projected adjusted EBITDA to projected net income (loss) is not available without unreasonable effort.
ETRN is unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. ETRN is unable to project these timing differences with any reasonable degree of accuracy to a specific day, three or more months in advance. Therefore, ETRN is unable to provide projected net cash provided by operating activities, or the related reconciliation of each of projected free cash flow and projected retained free cash flow to projected net cash provided by operating activities, without unreasonable effort. ETRN provides a range for the forecasts of net income (loss), adjusted EBITDA, deferred revenue, free cash flow and retained free cash flow to allow for the inherent difficulty of predicting certain amounts and the variability in the timing of cash spending, receipts and project in-service (as applicable) and the impact on the related reconciling items, many of which interplay with each other.

About Equitrans Midstream Corporation:
Equitrans Midstream Corporation has a premier asset footprint in the Appalachian Basin and, as the parent company of EQM Midstream Partners, is one of the largest natural gas gatherers in the United States. Through its strategically located infrastructure assets in the Marcellus and Utica regions, Equitrans has an operational focus on gas transmission and storage systems, gas gathering systems, and water services that support natural gas development and production across the Basin. With a rich 140-year history in the energy industry, Equitrans was launched as a standalone company in 2018 with a vision to be the premier midstream services provider in North America. While working to meet America's growing need for clean-burning energy, Equitrans is proud of its environmental, social, and governance (ESG) practices, striving every day to preserve and protect the environment, provide an engaging workplace for its employees, support and enrich its local communities, and to deliver sustained value for customers and shareholders.
Visit www.equitransmidstream.com; and to learn more about our ESG practices visit www.equitransmidstream.com/sustainability-reporting/
Analyst inquiries:
Anthony DeFabio – Treasurer and Director, Investor Relations
412-518-7193
adefabio@equitransmidstream.com
Media inquiries:
Natalie Cox – Communications and Corporate Affairs
ncox@equitransmidstream.com
Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 27A of the United States Securities Act of 1933, as amended (the Securities Act), concerning ETRN and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of ETRN, as well as assumptions made by, and information currently available to, such management. Words such as “aim,” “anticipate,” “approximate,” “aspire,” “assume,” “believe,” “budget,” “continue,” “could,” “design,” “estimate,” “expect,” “focused,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “pursue,” “scheduled,” “seek,” “should,” “strategy,” “strive,” “target,” “view,” “will,” or “would” and similar expressions are used to identify forward-looking statements. These statements are subject to various risks and uncertainties, many of which are outside ETRN's control. Without limiting the generality of the foregoing, forward-looking statements contained in this communication may include the following and/or statements with respect thereto, as applicable: expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of ETRN and its affiliates, including guidance and any changes in such guidance in respect of ETRN’s gathering, transmission and storage and water services revenue and volume, including the anticipated effects associated with the February 2020 Gas Gathering and Compression Agreement (and as subsequently amended) entered into with EQT Corporation (EQT) and certain affiliates (collectively, the EQT Global GGA); projected revenue (including from firm reservation fees) and volumes, gathering rates, deferred revenues, expenses, and contract liabilities, and the effects on liquidity, leverage, projected revenue, deferred revenue and contract liabilities associated with the EQT Global GGA and the MVP project (including changes in timing for such project); the ultimate gathering MVC fee relief, and timing thereof, provided to EQT under the EQT Global GGA and related agreements, and timing of step ups in MVC thereunder; ETRN’s ability to de-lever and timing and means thereof; the ultimate financial, business, reputational and/or operational impacts resulting, directly or indirectly, from the Rager Mountain incident; forecasted adjusted EBITDA (and incremental adjusted EBITDA with MVP full in-service), water operating (loss) income, adjusted water EBITDA, net (loss) income, free cash flow, retained free cash flow (and usage thereof), leverage ratio, build multiples and deferred revenue; the weighted average contract life of gathering, transmission and storage contracts; the outcome of the Company's Board of Directors' strategic process with respect to the Company; infrastructure programs (including the targeted or ultimate timing, cost, capacity and sources of funding with respect to gathering, transmission and storage and water projects); the cost to construct or restore right-of-way for, capacity of, shippers for, timing and durability of regulatory approvals and concluding litigation, final design (including project scope, expansions, extensions or refinements and capital and incremental adjusted EBITDA related thereto), ability and timing to contract additional capacity on, mitigate emissions from, targeted in-service dates of, and completion (including potential timing of such completion) of current, planned or in-service projects or assets, in each case as applicable; the effect of the Fiscal Responsibility Act of 2023 on the MVP JV's ability to complete the MVP project; the ability to construct, complete and place in-service the MVP project; the targeted timing and cost of completing the MVP project (and risks related thereto), the realizability of the MVP performance award program, and the degree to which, if at all, the MVP PSU Amendment (as defined in Note 8 of ETRN’s Annual Report on Form 10-K for the year ended December 31, 2023 to be filed with the SEC) fosters ETRN completing the MVP project safely and in compliance with environmental standards; the targeted total MVP project cost and schedule, including the timing for contractual obligations to commence, and the ability to continue construction , potential receipt of in-service authorization, and the realizability of the perceived benefits of the MVP project; finalizing the scope of Southgate and the ability to permit, construct, complete and place in-service Southgate; the targeted total project cost and timing for completing (and ability to complete) Southgate, including the satisfaction, if any, of conditions precedent with respect to the relevant precedent agreements, timing for forecasted capital expenditures related thereto, and the realizability of the perceived benefits of the amended project design, scope and provisions included in the relevant precedent agreements, and any potential extensions of the terms of the precedent agreements; the MVP JV's ability to execute any additional agreements for firm capacity for Southgate; the potential for future bipartisan support for, and the potential timing for, additional federal energy infrastructure permitting reform legislation to be enacted; the ultimate terms, partner relationships and structure of the MVP JV and ownership interests therein; the realizability of all or any portion of the potential Henry Hub bonus payments; the impact of changes in assumptions and estimates relating to the potential completion and full in-service timing of the MVP project (as well as changes in such timing) on, among other things, the fair value of the Henry Hub cash bonus payment provision of the EQT Global GGA, gathering rates, the amount of gathering MVC fee relief and the estimated transaction price allocated to ETRN's remaining performance obligations under certain contracts with firm reservation fees and MVCs; ETRN’s ability to identify and complete opportunities to optimize its existing asset base and/or expansion projects in ETRN’s operating areas and in areas that would provide access to new markets; ETRN’s ability to bring, and targeted timing for bringing, in-service extensions and expansions of its mixed-use water system, and realize benefits therefrom in accordance with its strategy for its water services business segment; ETRN’s ability to identify and complete acquisitions and other strategic transactions, including joint ventures, effectively integrate transactions into ETRN’s operations, and achieve synergies, system optionality, accretion and other benefits associated with transactions, including through increased scale; the potential for the MVP project, EQM Midstream Partners, LP’s (EQM) leverage, customer credit ratings changes, defaults, acquisitions, dispositions and financings to impact EQM’s credit ratings and the potential scope of any such impacts; the effect and outcome of contractual disputes, litigation and other proceedings, including regulatory investigations and proceedings; the potential effects of any consolidation of or effected by upstream gas producers, including acquisitions of midstream assets, whether in or outside of the Appalachian Basin; the potential for, timing, amount and effect of future issuances or repurchases of ETRN’s securities; the effects of conversion, if at all, of ETRN’s preferred shares; the effects of seasonality; expected cash flows, cash flow profile (and support therefor from certain contract structures) and MVCs, including those associated with the EQT Global GGA, and the potential impacts thereon of the commission and in-service timing (or absence thereof) and cost of the MVP project; projected capital contributions and capital and operating expenditures, including the amount and timing of reimbursable capital expenditures, capital budget and sources of funds for capital expenditures; ETRN’s ability to recoup replacement and related costs; future dividend amounts, timing and rates; statements regarding macroeconomic factors effects on ETRN’s business, including, future commodity prices, the impact of MVP in-service on commodity prices or natural gas volumes in the Appalachian Basin, and takeaway capacity constraints in the Appalachian Basin; beliefs regarding future decisions of customers in respect of production growth, curtailing natural gas production, timing of turning wells in line, rig and completion activity and related impacts on ETRN’s business, and the effect, if any, on such future decisions should the MVP be brought in-service, as well as the potential for increased volumes to flow to ETRN’s gathering and transmission system to supply the MVP following in-service; ETRN’s liquidity and financing position and requirements, including sources, availability and sufficiency; statements regarding future interest rates and/or reference rates and the potential impacts thereof; the ability of ETRN’s subsidiaries (some of which are not wholly owned) to service debt under, and comply with the covenants contained in, their respective credit agreements; the MVP JV’s ability to raise project-level debt, and the anticipated proceeds that ETRN expects to receive therefrom; expectations regarding natural gas and water volumes in ETRN’s areas of operations; ETRN’s ability to achieve anticipated benefits associated with the execution of the EQT Global GGA and other commercial agreements; ETRN’s ability to position itself for a lower carbon economy, achieve, and create value from, its ESG and sustainability initiatives, targets and aspirations (including targets and aspirations set forth in its climate policy) and respond, and impacts of responding, to increasing stakeholder scrutiny in these areas; the effectiveness of ETRN’s information technology and operational technology systems and practices to detect and defend against evolving cyberattacks on United States critical infrastructure; the effects and associated cost of compliance with existing or new government regulations including any quantification of potential impacts of regulatory matters related to climate change on ETRN; and future tax rates, status and position. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results.

Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. ETRN has based these forward-looking statements on management’s current expectations and assumptions about future events. While ETRN considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, judicial, construction and other risks and uncertainties, many of which are difficult to predict and are beyond ETRN’s control, including, as it pertains to the MVP project, risks and uncertainties such as the physical construction conditions, including steep slopes and any further unexpected geological impediments, continued crew availability, ability to meet contractor draw down plans, productivity realizable, project opposition, the receipt of certain time of year and other variances and approvals, if applicable, and weather. The risks and uncertainties that may affect the operations, performance and results of ETRN’s business and forward-looking statements include, but are not limited to, those set forth under Part I, "Item 1A. Risk Factors" in ETRN's Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the SEC), as updated by any risk factors disclosed under Part II, "Item 1A. Risk Factors," of ETRN’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023 filed with the SEC, ETRN's Quarterly Report on Form 10-Q for the three months ended June 30, 2023 filed with the SEC, and ETRN’s Quarterly Report on Form 10-Q for the three months ended September 30, 2023 filed with the SEC, the risk factors to be disclosed under Part I, "Item 1A. Risk Factors," in ETRN's Annual Report on Form 10-K for the year ended December 31, 2023 to be filed with the SEC, and ETRN's subsequent filings. Any forward-looking statement speaks only as of the date on which such statement is made, and ETRN does not intend to correct or update any forward-looking statement, unless required by securities law, whether as a result of new information, future events or otherwise. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

EQUITRANS MIDSTREAM CORPORATION
 STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022

	(Thousands, except per share amounts)
Operating revenues	$360,609	$355,239	$1,393,929	$1,357,747
Operating expenses:
Operating and maintenance	46,297	53,847	177,972	154,667
Selling, general and administrative	42,193	36,398	187,374	128,472
Depreciation	70,603	68,923	279,386	272,195
Amortization of intangible assets	16,205	16,205	64,819	64,819
Total operating expenses	175,298	175,373	709,551	620,153
Operating income	185,311	179,866	684,378	737,594
Equity income	77,597	77	175,215	168
Impairment of equity method investment	—	—	—	(583,057)
Other (expense) income, net	(5,448)	5,747	3,222	13,871
Loss on extinguishment of debt	—	—	—	(24,937)
Net interest expense	(111,949)	(105,010)	(426,884)	(394,333)
Income (loss) before income taxes	145,511	80,680	435,931	(250,694)
Income tax (benefit) expense	(4,528)	(1,483)	(18,823)	6,444
Net income (loss)	150,039	82,163	454,754	(257,138)
Net income attributable to noncontrolling interests	1,169	1,549	9,525	12,204
Net income (loss) attributable to ETRN	148,870	80,614	445,229	(269,342)
Preferred dividends	14,628	14,628	58,512	58,512
Net income (loss) attributable to ETRN common shareholders	$134,242	$65,986	$386,717	$(327,854)

Earnings (loss) per share of common stock attributable to ETRN common shareholders - basic	$0.31	$0.15	$0.89	$(0.76)
Earnings (loss) per share of common stock attributable to ETRN common shareholders - diluted	$0.31	$0.15	$0.89	$(0.76)

Weighted average common shares outstanding - basic	434,102	433,365	433,963	433,341
Weighted average common shares outstanding - diluted	439,362	434,347	436,132	433,341

EQUITRANS MIDSTREAM CORPORATION
GATHERING RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022

FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues(1)	$143,954	$147,015	$572,899	$562,947
Volumetric-based fee revenues	85,180	71,280	297,268	327,632
Total operating revenues	229,134	218,295	870,167	890,579
Operating expenses:
Operating and maintenance	26,532	29,223	96,863	101,194
Selling, general and administrative	25,391	22,539	113,710	82,590
Depreciation	49,226	49,106	196,547	195,059
Amortization of intangible assets	16,205	16,205	64,819	64,819
Total operating expenses	117,354	117,073	471,939	443,662
Operating income	$111,780	$101,222	$398,228	$446,917

Other (expense) income, net(2)	$(5,946)	$5,102	$1,531	$13,312

OPERATIONAL DATA
Gathered volumes (BBtu per day)
Firm capacity(1)	5,567	5,248	5,441	5,211
Volumetric-based services	2,357	2,137	2,238	2,484
Total gathered volumes	7,924	7,385	7,679	7,695

Capital expenditures(3)	$68,591	$69,939	$267,748	$265,864
(1)Includes revenues and volumes, as applicable, from contracts with MVCs.
(2)Other (expense) income, net, includes the unrealized (loss) gain on derivative instruments associated with the Henry Hub cash bonus payment provision and gain on sale of gathering assets in the year ended December 31, 2022.
(3)Includes approximately $2.8 million and $2.7 million of capital expenditures related to noncontrolling interests in Eureka for the three months ended December 31, 2023 and 2022, respectively, and $14.3 million and $20.3 million for the years ended December 31, 2023 and 2022, respectively.

EQUITRANS MIDSTREAM CORPORATION
TRANSMISSION RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022

FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues	$94,939	$98,640	$361,416	$370,769
Volumetric-based fee revenues	18,159	12,447	81,703	33,748
Total operating revenues	113,098	111,087	443,119	404,517
Operating expenses:
Operating and maintenance	12,875	17,456	55,180	33,429
Selling, general and administrative	14,707	11,512	57,446	37,782
Depreciation	14,260	13,907	56,056	55,614
Total operating expenses	41,842	42,875	168,682	126,825
Operating income	$71,256	$68,212	$274,437	$277,692

Equity income	$77,597	$77	$175,215	$168
Impairment of equity method investment	$—	$—	$—	$(583,057)

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)
Firm capacity(1)	3,553	3,312	3,402	3,140
Interruptible capacity	50	10	24	33
Total transmission pipeline throughput	3,603	3,322	3,426	3,173

Average contracted firm transmission reservation commitments (BBtu per day)	3,953	4,211	3,812	4,059

Capital expenditures(2)	$29,328	$12,977	$84,224	$35,971
(1)Firm capacity includes volumes associated with firm capacity contracts including volumes in excess of firm capacity.
(2)Transmission capital expenditures do not include aggregate capital contributions made to the MVP JV for the MVP and Southgate projects of approximately $408.9 million and $41.4 million for the three months ended December 31, 2023 and 2022, respectively, and $689.4 million and $199.6 million for the years ended December 31, 2023 and 2022, respectively.

EQUITRANS MIDSTREAM CORPORATION
WATER RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022

FINANCIAL DATA	(Thousands, except MMgal amounts)
Firm reservation fee revenues(1)	$9,375	$9,375	$39,168	$33,877
Volumetric-based fee revenues	9,002	16,482	41,475	28,774
Total operating revenues	18,377	25,857	80,643	62,651
Operating expenses:
Operating and maintenance	6,868	7,142	25,833	19,960
Selling, general and administrative	1,878	2,117	15,498	8,073
Depreciation	7,014	5,533	26,043	20,016
Total operating expenses	15,760	14,792	67,374	48,049
Operating income	$2,617	$11,065	$13,269	$14,602

OPERATIONAL DATA
Water services volumes (MMgal)
Firm capacity(1)	121	110	513	433
Volumetric-based services	235	348	942	706
Total water volumes	356	458	1,455	1,139

Capital expenditures	$13,893	$17,437	$45,691	$66,569
(1)Includes revenues and volumes from contracts with MVCs or Annual Revenue Commitments (ARCs), as applicable.

Source: Equitrans Midstream Corporation